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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

              PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported):          December 21, 1998


                         THE COLONIAL BANCGROUP, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                 1-13508             63-0661573
 (State of Incorporation)    (Commission File No.)   (IRS Employer I.D. No.)


     One Commerce Street, Montgomery, Alabama                   36104
     (Address of Principal Executive Office)                  (Zip Code)


      Registrant's telephone number, including area code:  334-240-5000




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Item 5. OTHER EVENTS

                     COLONIAL BANCGROUP ANNOUNCES ONE-TIME

                             FOURTH QUARTER CHARGES


     MONTGOMERY, AL -- Colonial BancGroup announced today that it anticipates fourth quarter earnings significantly below 1997 fourth quarter earnings due to an anticipated $30 million write-down in the value of mortgage servicing rights on the books of its bank subsidiary, Colonial Mortgage Company. The Company also announced non-recurring pretax charges of $32 million in acquisition, restructuring and other one-time charges. The Company believes that these charges will negatively affect fourth quarter earnings, but that they should provide a basis for improved earnings going forward into 1999.

     The write-down associated with mortgage servicing rights is occasioned by decreases in mortgage interest rates which have, in turn, accelerated pre-payments of mortgages in October and November. In addition, management now believes that future pre-payments may be greater than previously anticipated. The write-down establishes a reserve against loss occasioned by future accelerated payments.

     In October, the Company began a new program to hedge its servicing portfolio against risk

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associated with future decreases in interest rates. This program has now been aggressively augmented, and includes a system of daily monitoring of servicing assets. Colonial Mortgage Company remains one of the lowest cost servicers in the industry with over $16 billion in mortgages serviced.

     Other one-time charges anticipated in the quarter include:

     - a $10 million increase in the loan loss provision warranted by the Company's significant increase in loans and the overall level of loan loss reserves in light of concerns over the possibility of a general economic slowdown in 1999;

     - $8.8 million in charges associated with recent acquisitions. These charges include legal and accounting fees, asset write-offs for duplicate and outdated equipment, severance payments, contract buyouts, systems conversion charges and other charges occasioned by the Company's aggressive acquisition program; and

     - $2.0 million in Y2K expenses related to write-offs of noncompliant equipment.

     Over the last three years, the Company has completed twenty-five acquisitions resulting in the establishment of operations in market areas in Florida, Nevada, Georgia, and Texas that have experienced rapid growth in recent years. Management has determined to consolidate and streamline operations and to re-focus the Company's emphasis on profitable business units in 1999. In connection with this decision, several steps have been taken or are under consideration:

     - reduction of redundant staff, which should result in the elimination of 220 positions and yield savings of annual salaries of approximately $6.0 million;

     -    closing of unprofitable branches;

     -    upgrade and relocation of certain branches; and

     -    sale of certain supermarket branches.
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     Restructuring costs associated with these initiatives and other miscellaneous expenses will result in a one-time fourth quarter charge of approximately $11.8 million. Management believes that these steps reflect a strategic adjustment in the Company's business plan and represent an investment in enhanced future profitability.

     In addition, as previously announced, the Company has encountered a delay in realizing cost savings from certain Florida acquisitions, because its prior item processor, Barnett Banks, was unable to complete the Company's conversion schedule after Barnett's acquisition by NationsBank. As a result, the Company anticipates establishing item and data processing capability in 1999 which will eliminate these delays. Cost savings from these conversions are expected to exceed $4 million annually.

     This document contains certain forward-looking statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company's assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings from proposed conversions, changes in the busines environment and securities markets and changes in regulatory regimes affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company's filings with the Securities and Exchange Commission.



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                                  SIGNATURES




        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE COLONIAL BANCGROUP, INC.
                                        ----------------------------
                                                (Registrant)

Date:   December 21, 1998                /s/ W. Flake Oakley
                                        ----------------------------
                                              W. Flake Oakley
                                              Chief Financial Officer